Reseller Agreement

This Reseller Agreement (Agreement) is entered into between SevenCs GmbH, Ruhrstraße 90, D-22761 Hamburg, registered In the commercial register of the local court in Hamburg under HRS 102941 (SevenCs) and

HYUNDAI e-MARINE, 3F Adora 8/D. 173-2 Jangchung-dong 2(i), Jung-gu, 100-392 Seoul, KOREA (the Reseller’}.

A. SPECIFIC CONDITIONS

The Parties agree that the following Specific Conditions and each order of the Reseller under this Agreement shall be subject to (i) the General Conditions set out in section B. below and (ii) the General Terms and Conditions of SevenCs (Version of September 2009), which are annexed to this Reseller Agreement as Annex A.

1. In-scope Products
EC2007 ECDIS Kernel ENC Tools ORCA product line
2. Territory
South Korea
3, Format and frequency of Reseller’s reports to Sevencs
annually
4. Discounts to List Prices
EC2007 ECDIS Kernel = Annex D of this agreement ENC Tools= current valid Reseller price list ORCA product line = current valid Reseller price list
5. Payment Conditions
Payment shall be made within 30 days after receipt of invoice without any reduction.
6. Term of this Reseller Agreement
Effective Date: 01.10.2012 Initial Term: 3 years from the Effective Date Notice period for ordinary termination: 3 months

7. Support Services and Fees
n/a
8. Training and Fees
8.1 In accordance with §9.2, SevenCs will provide 2 days Reseller Training free-of-charge. All costs for travel, etc. will be borne by reseller. The training can be done online.
8.2 If required reseller receives 1 set of ENC Tools and 1 license of ORCA for demonstration, training and support purposes. The software will be registered annually.
8.3 Dally rate(s) of SevenCs’ representatives for the provision of additional training assistance are 1,000,- Euro/day. All costs for travel, hotel and expenses have to be borne by the Reseller.

9. Contact Details for Notices
SevenCs Bjorn Röhlich	Reseller Dr.JJKim

10. Additional Provisions

Use of Kernel:

HYUNDAI e-MARINE is entitled to do bug-fixing and support for their existing Kernel customers. Any kind of new development regarding HYUNDAY e-MARINE’s Kernel is not allowed. The SevenCs’ Kernel source code may not be used either In whole or in part without SevenCs’ permission. In case of violation, the business relationship will be terminated and HYUNDAI a-MARINE has to pay USO 500,000 penalty to SevenCs.

Resale of ECDIS Kernel:

Basically the purchase order from the end-customer should be placed directly at SevenCs. If the end-customer prefers to order via the Reseller, the full company and contact details have to be reported to SevenCs.

Existing Reseller Agreement:

This Reseller Agreement replaces the existing agreement between e-MLX Co. Ltd and SevenCs GmbH effective from June 1st, 2010.

11. Further Agreements
In addition to this Reseller Agreement the Parties enter into the following Agreements:
[x) Non-Disclosure Agreement

B. GENERAL CONDITIONS

1.	GENERAL

1.1	SevenCs has developed the software products that are further described in the Specific Conditions of this Agreement. SevenCs wishes to sell specific products to competent and reliable distributors in a defined contract territory who will sell the SevenCs the Products independently for their own account.

1.2	Reseller wishes to resell and distribute SevenCs’ Software to its customer (Customers). Reseller considers that it has the necessary market presence within the Territory to buy SevenCs’ Products, sell them to its Customers and grant the necessary licenses to its Customers.

1.3	SevenCs expects the Reseller to meet SevenCs particular quality requirements and to do justice to the reputation of the SevenCs brand in their activities in the relevant market. This also includes adequate services to the Customers purchasing the Products.

2.	APPOINTMENT AS RESELLER, IN-SCOPE PRODUCTS AND TERRITORY

2.1	In accordance with the conditions of this Reseller Agreement, SevenCs appoints the Reseller as its non-exclusive Reseller for the marketing and selling of the in-scope Products within the Territory, both as referred to and defined in the Specific Conditionsof this Agreement.

2.2	Reseller shall not actively market or sell any Products outside the Territory during the term of this Agreement.

2.3	For the avoidance of doubt, the Reseller acknowledges and agrees that SevenCs retains the right to market, sell and distribute and support the Products in the Territory.

3.	PROMOTION OF PRODUCTS AND FURTHER COOPERATION

3.1	Reseller will promote the Products of SevenCs and will acquire potential customers who wish to license any of the SevenCs Products in the Territory. Reseller shall take care of the interests of SevenCs with the due care of a responsible businessman. Reseller will at no time make any misrepresentations or false statements regarding the Products.

3.2	SevenCs shall assist Reseller In the performance of his duties by providing Reseller with information concerning the delivery, business conditions, prices and other information on the Products. SevenCs shall immediately inform Reseller on any modification in relation to the Products, the price list or other delivery or payment conditions.

3.3	Reseller shall exclusively act in its own name and for its own account when marketing and selling the Products to Customers. The relationship of the Parties shall be and remain at all times one of independent contractors. Reseller is not authorized to act on behalf of or to commit SevenCs.

3.4	Reseller keeps SevenCs informed of its activities and supplies Sevencs with information on economic developments, market conditions and activities of relevant competitors in the Territory. The reports of the Reseller shall have the format and frequencyfurther determined in the Specific Conditions.

3.5	If SevenCs has reasonable grounds to believe or if the circumstances indicate that a Customer may have violated the license terms or is likely to violate them as defined in sevenCs’ End User License Agreement (SevenCs EULA), Reseller shall, upon SevenCs’ written request, provide the Customer data needed to verify any possible violation of the license terms. In all other respects, Reseller shall be under no obligation to release Customer Date to SevenCs. If information on Customers is provided to SevenCs In other cases, this is only on the Initiative of the Reseller and in the Reseller’s best interest.

4.	PURCHASE OF PRODUCTS AND PAYMENT

4.1	During the tenn of this Agreemen,t Reseller agrees to buy Products from SevenCs according to the provisions of this Agreement and SevenCs agrees to offer to Reseller the corresponding Products and supply such Products following the acceptance of each order by SevenCs.

4.2	Reseller shall buy the Products from SevenCs at the prices specified In SevenCs then current price list (as amended from time to time) or for those Products that may not be on such price list as separately advised by SevenCs, minus the applicable discounts agreed in the Specific Conditions (if any). Discounts may be granted by SevenCs on the basis of specific actual or projected sales volumes.

4.3	The prices in SevenCs price list or the prices separately advised are without obligation to Reseller with respect to its Reseller prices. These prices merely indicate selling prices SevenCs wishes to charge for the Products In its own distributing activities. The Parties acknowledge and agree that Reseller may determine Its own reselling prices for the Products as well as for any other products or services. SevenCs’ right to sell all of its products to its own customers at different prices shall remain unaffected.

4.4	SevenCs may make any additions, changes or deletions in relation to its Products and price list at any time and in Its sole discretion.

4.5	Reseller shall order Products from SevenCs (i) by mail or (Ii) by telefax or e-mail, which must be immediately followed by a written purchase order sent by mail, to the addressee set out in the Specific Conditions of this Agreement. The placement of a purchase order shall not be binding upon SevenCs until the purchase order is accepted by a duly authorised officer of SevenCs.

4.6	Once an order of the Reseller has been accepted by SevenCs, SevenCs prepares the required CD-ROM(s) or other data carrier with the Software and the licenses documents and necessary details for registration of the Products at Customer’s hardware, opens a separate registration permit on the SevenCs registry robot and forwards these items by parcel service as soon as possible to Reseller. In case of Dongle registration SevenCs supplies Reseller with the corresponding number of Dongles as licenses purchased. Reseller takes care for delivery of all items to the Customer.

4.7	Upon delivery of the order Software and any ancillary items to Reseller, SevenCs issues an invoice to Reseller. Unless otherwise agreed in the Specific Conditions payment shall be made by Reseller within 30 days in accordance with the General Terms and Conditions of SevenCs to the bank account specified in the invoice.

5.	RESELLER LICENSE

SevenCs hereby grants to Reseller for the term of this Agreement the non-exclusive right to use, sublicense and distribute the In-scope Products supplied by SevenCs according to this Agreement in the Territory solely in the object code in each case. Reseller is not entitled to modify, reverse engineer, de-compile, disassemble, or derive source code form the Products except to the extent permitted by law. The Reseller may not transfer such right to any third party.

6.	END USER LICENSE AGREEMENT

6.1	Reseller will grant sub-licences to Customers required for the use of the purchased Product. For this purpose, Reseller will require customer to be bound by the SevenCs End User License Agreement set out in Annex C (SevenCs EULA). Reseller undertakes to provide the Products only to Customers who agree to be bound by the SevenCs EULA.
6.2	Reseller shall be free to enter into further obligations vis- -vis its Customer or to otherwise deviate from the SevenCs EULA, provide that non of the deviations are to the disadvantage of SevenCs. The terms and conditions of this Agreement shall remain unaffected thereby.

7.	THIRD PARTY SOFTWARE

7.1	SevenCs will provide the Licensed Software free of third party rights except those listed in Annex B of this Agreement.

7.2	Reseller acknowledges and agrees that the Products may embed, invoke or otherwise use. or require the use of, the third party software set out in Annex B of this Agreemen.t for which SevenCs does not hold or provide any licenses. Clauses 5 and 6 shall not apply to such third party software.

7.3	The Products may also invoke software or software components embedded in operating systems such as Windows 2000 / XP / Vista, LINUX or others. Reseller acknowledges and agrees that the use of such software components wlll be subject to the relevant manufacturer’s End User License Agreements (EULA) provided with the relevant operating system.

8.	SUPPORT

8.1	All Products are offered by SevenCs exclusive of any support services. Reseller may require SevenCs to provide support services in accordance with SevenCs’ standard support agreement (covering updates and hotline) to each of the Reseller’s Customers In the Territory. Reseller informs SevenCs in writing about any Customer that wishes to receive support services from SevenCs. SevenCs will enter into a support agreement with such Customer.

8.2	Reseller ensures that no update or other support services of SevenCs are forwarded or otherwise directly or indirectly made available to a Customer that have not ordered software support from SevenCs under a respective support agreement. For each violation thereof, Reseller shall by to SevenCs a penalty at the amount equal the price for the standard software support applicable if the relevant Customer had entered into a Support Agreement with SevenCs.

9.	TRAINING

9.1	Training on the use of the In-scopeProducts, relevant standards for such products or other common activities between Reseller and SevenCs is offered to Reseller on the basis of separate agreements. Unless otherwise agreed, the following provisions will apply to such activities.

9.2	Reseller nominates one of its employees who will be trained at SevenCs and become a SevenCs certified trainer. This person will be respons ible for training of In-scope Products to Reseller’s Customers. The certificate is non transferable. The certified Trainer needs to receive refreshlng courses at least every 24 months.

9.3	For the purpose of training, SevenCs provides Reseller licenses of the In-scope Products for the duration of this Agreement at a number and at a price determined In the Specific Conditions. Unless otherwise agreed, the training licenses are limited to twelve month runtime and are re-issued every twelve month. Reseller acknowledges and agrees that these licenses are not for use of commercial data production.

9.4	Reseller agrees that it presents the SevenCs logo and the full name and address of SevenCs on the front page of its training material, i.e. handbooks, slides, presentations, posters and videos, that is related to the In-scope Products and that has been compiled by Reseller. A note on the source must be included to the Introductory of the Reseller training material if the training material quotes textual or pictorial information that was provided by SevenCs.

9.5	SevenCs reserves the right to review the Reseller training material on the In-scope Products. Reseller agrees to forward a copy of such training material upon SevenCs’ request.

9.6	Reseller has the option to call for assistance by SevenCs when performing training for the In-scope Products at the daily rate agreed in the Specific Conditions. The travel expenses for the SevenCs representative are to be paid by Reseller. When calling for training assistance, Reseller shall inform SevenCs minimum one month ln advance.

9.7	SevenCs reserves the right to increase the rate for training assistance once in a year. SevenCs shall inform Reseller accordingly in advance.

10.	LIMITATION OF LIABILITY

Notwithstanding any limitation of liability under the General Terms and Conditions of SevenCs, in no event shall SevenCs’ cumulative liability for any claim arising in connection with this Agreement exceed the amount of the total fees and charges paid to SevenCs by the Reseller under this Agreement during the twelve months preceding the occurring of any such claim.

11.	THIRD PARTY RIGHTS

11.1	Subject to clause 7, SevenCs warrants (gewShrleistet) that the Products are free from any third party rights. If a third party makes any claim against Reseller because of its use of the Products, Reseller shall immediately notify SevenCs of any such claims without undue delay and shall, upon SevenCs request, adequately support SevenCs in the defence against such claims and allow SevenCs to conduct any legal proceedings or negotiations with the third party. SevenCs shall have no obligation with respect to any such claim of infringement based upon Reseller’s or its Customers’ modtficatlon of the Products or their combination, operation or use with devices, data or computer programs not provided by Sevenc s.

11.2	If a claim of Infringement as described above occurs, Reseller shall allow SevenCs, at SevenCs’s option and expense, (i) to modify the Products so that they will no longer infringe any rights while performing substantially the same function, (ii) to obtain for Reseller the right to continue using the Products, or (iii) if (i) and (ii) are not reasonably procurable, require Reseller to return the Products in exchange for a refund of the license fees paid less linear depreciation on a five (5) year basis.

11.3	Reseller will hold harmless and defend SevenCs at its own expense against any claims for damages as a result of any specification or code as provided by Reseller infringing any copyright of third parties.

12.	TERM ANO TERMINATION

12.1	If not other Effective Date is set out in the Specific Conditions, this Agreement shall become effective when signed by both Parties.

12.2	This Agreement shall remaln in force and effect for the period set out in the Specific Conditions(Initial Tenn ). In the event that no Party terminates this Agreement at the end of the Initial Term or any extension period, this Agreement shall be automatically renewed from year to year. The notice period for any such termination shall be three months, unless otherwise agreed in the Specific Conditions of this Agreement.

12.3	Each Party’s right to terminate the Agreement for good cause (aus wichtigem Grund) shall remain unaffected. In particular, each Party may terminate this Agreement in the following circumstances:

(a)	if the other Party has a receiver appointed over any of his assets, becomes insolvent or enters into liquidation, or if a petition in bankruptcy is filed by or against him, or if he makes an arrangement for the benefit of his creditors,

(b)	if the other Party ceases doing business,

(c)	if the other Party defaults In payment or breaches any term or material, i.e. substantial, condition of the Agreement and does not rectify such default or breach within the time period stipulated by the requesting Party by written notice (this time period shall be reasonable and not less than 15 days); the Parties agree that repeated defaults in the performance of any obligation is deemed a material breach,

(d)	if the Party’s competitors should get, directly or indirectly, influence over the business of the other Party or an interest in the other Party’s company,

(e)	If the other Party should get, directly or indireclty, an interest in a competitor of the Party, or

(f)	in any other event which gives the right to cancellation according to the applicable law.

12.4	Any termination notice must be issued in writing.

13.	SIGNATURES

Annex A - General Terms and Conditions of SevenCs

1.	SCOPE

1.1	The following General Terms and Conditions (G TCs) shall apply to all agreements between SevenCs and its customers, solution partners, resellers, licensees or any other parties (each a Business Partner). SevenCs will sell and deliver programs, program elements and data (S oftware) and will perform services only in accordance with these GTCs.

1.2	Any terms and conditions of a Business Partner, which are contrary to or deviating from these GTCs shall not be binding on SevenCs unless expressly confirmed by SevenCs in writing.

1.3	The delivery of Software and/or performance of services without reservation or performance of services shall not constitute an acceptance of the Business Partner’s terms and conditions.

2.	OFFER AND ACCEPTANCE

2.1	All deliveries of Software or performance of services must be agreed In separate written agreements (Agreement(s)). The provisions set forth in the Agreement shall prevail In the event that the provisions set forth in the GTCs are Inconsistent or contrary to the provisions set forth of the Agreement. Amendments of, or altera1ions to, any Agreement must be In writing to be effective. A waiver of the written form requirement shall not be effective unless ln writing.

2.2	SevenCs’ offers (including, but not limited to, price lists, price quotas, delivery dates, time limits, product descriptions and other performance data) are not binding and are subject to change without notice, unless expressly otherwise agreed in writing.

2.3	In order to become binding, SevenCs must confirm any order or oral agreement by an order acknowledgment (in writing, by telefax or via e-mail) and an Agreement is only concluded upon issue of such order acknowledgment of if signed by both Parties. Any references in brochures, advertisements, internetpages or other publications shall be considered a performance description only and no warranty of quality (Beschaffenheitsgarantie.)

2.4	SevenCs retains ownership rights and copyrights to all illustrations, drawings, calculations and other documents delivered in its quotations and correspondence and the Business Partner must destroy these or return them to SevenCs if requested.

3.	PRICES, PAYMENT CONDITIONS

3.1	The terms and conditions for the transfer of the Software and the performance of services are set forth in detail in the Agreements. All agreed prices are quoted · ex works”, are payable in Euros and exclusive of the applicable value added tax.

3.2	The costs for additional services or performances which become necessary because of incorrect or incomplete information provided by the Business Partner , indicated defects that cannot be verified and inappropriate handling of the Software by the Business Partner shall be borne by the Business Partner.

3.3	SevenCs reserves the right to reasonably increase any recurringfees upon giving the Business Partner three months’ prior written notice. Should such fees be increased by more than 10 % at a time, the Business Partner shall be entitled to terminate the Agreement with due notice. Increases may not occur in intervals of less than twelve months.

3.4	SevenCs will charge for data carriers and other accessories at current list prices.

3.5	All payments become due on the agreed date. If no due date has been expressly agreed for certain payments, then the date of actual delivery of the Software or performance of the relevant services shall be the due date for the payments to be made by the Business Partner. If the Business Partner has not paid on time the Business Partner shall pay interest on the amount outstanding of 8 percent p.a. above the prime rate pursuant to Section 247 of the German Civil Code (8GB) from the due date to the payment date.

3.6	The Business Partner shall not have any set-off or retention rights unless its counterclaims are undisputed, non-appealableor acknowledged by SevenCs.

4.	RETENTION OF TITLE

4.1	The Software provided under the Agreements shall remain the property of SevenCs until all payments due under the business relationship have been received in full. In any event, any additional goods supplied by SevenCs for test purposes (such as data carriers, accessories etc.) shall remain the property of SevenCs.

4.2	The Business Partner shall not be entitled to pledge or assign the Software, goods and services covered by the Agreement. In case of any pledging or other intervention of the Software or other goods by third parties, the Business Partner shall Immediatelyinform the third party in writing that SevenCs is the owner of the Software and other goods and inform SevenCs in writing so that SevenCs can institute legal proceedings pursuant to Section n1 of the German Code of Civil Procedure (ZPO). If and to the extent that the third party is not able to refund SevenCs’ in and out-of-court costs of legal proceedings pursuant to Section 771 of the German Code of Civil Procedure, the Business Partner shall be liable for the costs, losses and damages incurred by SevenCs.

4.3	If the Business Partner Is in breach of the Agreemen,t particularly in case of delays of payments, SevenCs shall be entitled, after having set a reasonable period of time, to claim the return of the Software supplied. The measure of claiming the return of the Software supplied shall not constitute a rescission of the contract unless SevenCs expressly declares so in writing.

5,	DELIVERIES, PASSING OF RISK, INSURANCE

5.1	Any Software may, at the Business Partner’s choice, be retrieved by Internet via “ftp server” or may be dispatched by SevenCs on data carriers of agreed specifications. If the Business Partner wishes to retrieve the Software by internet via “ftp-server”, SevenCs will set up a personal internet account for the Business Partner. Immediately after full payment has been received by SevenCs, SevenCs will provide to the Business Partner a code number with which the Business Partner may access the Software. The Business Partner Is obliged to retrieve the Software via internet within the time span agreed in the Agreement.

5.2	The agreed delivery dates of the Software and the agreed dates for the performance of services are subject to the provision that all technical and administrative prerequisites of the Agreement have been fulfilled and that the Business Partner has fulfilled its obligations in time.

5.3	If any goods or services of SevenCs’ own suppliers are not provided, are not provided correctly or are not provided in time for reasons beyond SevenCs’ control or in case of force majeure, SevenCs shall - within its entire discretion - be entitled to postpone the delivery of the Software and the performance of services for the continuance of the respective obstacle and a reasonable start-up period or to rescind the Agreement either in whole or in part in respect of the part of the Agreement not fulfilled. Interruptions of operations (e.g. due to fire, machinery breakdown, shortage of raw material or energy), strikes, lock-outs, governmental action or the refusal to grant official permits (e.g. export licenses), even if they concern SevenCs’ suppliers or their sulrsuppliers, and any other obstacles which are not caused by SevenCs’ fault shall be equivalent to events of force majeure. The above provisions shall also apply to any default on SevenCs’ part due to circumstances mentioned therein. SevenCs shall inform the Business Partner immediately of the occurrence of any such obstacle.

5.4	SevenCs shall not be in default with the delivery of the Software or the performance of other services as long as the Business Partner is in default with the performance of any of its obligations arising out of the business relationship towards SevenCs, in particular making available free of charge the necessary preconditions for the performance of the services agreed upon in the Agreement.

5.5	In the event of a slightly negligent (leicht fahrli3ss ig ) delay in delivery, SevenCs’ liability shall not exceed 15 % of the purchase price of the invoice value of the delayed Software and services, unless the delay in delivery constitutes a breach of a material contractual duty. In the event of delay of delivery due to gross negligence or in the event of a breach of a material contractual duty, SevenCs’ liability shall be limited to the typically foreseeable damage and loss.

5.6	The limitation of liability pursuant to clause 5.3 shall not apply, if time is of the essence (kaufmtlnnisches Fixgeschiift) or if the Business Partner justifiably claims that due to the delay its interest in fulfilment of the Agreement has ceased to exist.

6.	WARRANTIES

6.1	The Business Partner shall inspect the Software supplied without undue delay (ohne schufdhaftes Z6gem) . If discovering any defects, the defect shall be notified promptly in writing, however not later than within seven working days following receipt of the Software. In case of hidden defects (versteckfe Ml:inge . the notification shall be made immediately in writing, however not later than seven working days after the defect has been discovered. If the Business Partner fails to notify the defect in due form and time, the Software supplied shall be deemed accepted. The date of SevenCs’ receipt of the notification shall be decisive for the timeliness of the notification of defects.

6.2	Any damage In transit shall be notified to the carrier. The duties of notification under the General Terms and Conditions for German Forwarding Agents (Allgemeine Deutsche Spediteurbedingungen) shall apply to any such damage or loss.

6.3	SevenCs shall not be liable for defects resulting from improper utilization of the Software (such as - without being limited to - the unpermitted alteration of the Software or the unpermltted link to other software, programs, program elements or data), from the use of unsuitable resources or from an unusual operating environment.

6.4	In case of any defects of the Software, SevenCs shall, at its entire discretion, be entitled to require subsequent performance (NacherfOllung ) by either remedying the defect (including in particular, through the provision of a temporary or permanent work-around) or by supplying Software free from defects. In case of remedying the defect. Sevencs shall bear the costs incurred for the remedial action only up to the amount of the purchase price. SevenCs may refuse subsequent performance in accordance with the statutory provisions.

6.6	If and to the extent SevenCs does not comply with Its obligations pursuant to clause 6.4 or if the subsequent performance fails under the statutory provisions, the Business Partner shall be entitled to rescind the Agreement or to reduce the purchase price subject to the requirementslaid down by law.

6.6	Any further claims of the Business Partner for damages or reimbursement of expenses resulting from or in connection with defects, irrespective of their legal basis, shall be exclusively subject to clause 7.

6.7	The limitation period for warranty claims - except for claims for damages - shall be twelve months from the passing of risk.

7.	GENERAL LIMITATION OF LIABILITY

7.1	Unless otherwise stipulated in these GTCs, SevenCs’ liability for all claims for damages or reimbursement of expenses asserted against SevenCs, irrespective of the legal grounds of such damage claims, shall be limited pursuant to the provisions of 1his clause.

7.2	In the event of slight negligence, SevenCs shall only be liable, if it fails to meet material contractual duties endangering the purpose of the Agreement. Any other liabilityfor slight negligence shall be excluded.

7.3	In the event of liability pursuant to clause 7.2, In the event of gross negligence and in the event of strict liability, SevenCs shall only be liable for the typically foreseeable damage or loss, but exclusive of useless expenses incurred by the Business Partner.

7.4	None of the provisions in this clause 7 shall affect SevenCs’ liability (i) pursuant to the German Product Liability Act (Produkthaftungsgesetz), (ii) for injuries to a person’s life, body or health, (iii) for expressquality warranties (Beschaffenheitsgarantie) or (iv) for fraud.

7.5	Any limitation or exclusion of SevenCs’ liability shall also apply to the same extent with respect to SevenCs’ corporate bodies, legal representatives, executive and non executive staff and other vicarious agents (Erfillfungsgehilfen).

8.	RESERVATION OF RIGHTS

8.1	Except to the extent otherwise agreed in a relevant Agreemen,t SevenCs reserves all rights and title in relation to the Software in accordance with this clause 8.

8.2	SevenCs retains all proprietary and intellectual property rights, especially title and copyrights, to the Software and the accompanying materials (e.g. documentations, instructions and manuals) provided to the Business Partner.

8.3	The Software and accompanying materials are protected by copyrights. The Business Partner shall neither remove any existing identity, copyright or other identification marks, nor shall the Business Partner disable any display thereof.

8.4	The Business Partner shall not be entitled to alter, to extend, to modify or to adapt the Software and accompanying materials in any form whatsoever. Furthermore, the Business Partner shall neither be entitled to print out the program code or data - unless data printouts are designated by the Agreement - or to decompile program or data code into any other code, nor shall the Business Partner be entitled to reverse engineer the Software.

8.5	The Business Partner shall neither be entitled to sell, to grant license or sublicense to or to hire or lend out the Software and accompanying materials, nor shall the Business Partner be entitled to affect SevenCs’ rights concerning the Software and the accompanying materials in any other way or by any other means without SevenCs’ prior written approval.

8.6	The Business Partner shall be entitled to copy the provided Software only, if such copy is necessary for the use of the Software. A copy which shall be deemed to be necessary for the use of the Software shall be the installation to the deployed mass storage and its download to RAM. Furthermore, the Business Partner may make one backup copy for the purpose of archival storage.

8.7	In the event that the Business Partner changes the hardware, the software shall be deleted irrevocably from the old hardware. The Business Partner shall not be entitled to download, to store or to use the Software simultaneously on more than one hardware system, especially, but not limited to, deploying it into a network area or a multicomputer workstation environment.

8.8	Upon termination of the Agreement, the Business Partner shall cease to use the Software and its accompanying materials and shall return, free of charge, the Software, the provided data carriers and accompanying materials. Furthermore, the Business Partner shall delete irrevocably any and all copies of the Software (including the back-up copy referred to in clause 8.6 above) and the accompanying materials.

9.	MISCELLANEOUS

Notices

All notices to be given under any Agreement shall be given in writing in the German or English language and shall be delivered, unless otherwise specified, by mail, by telefax or e-ma il to the addressee and the contact specified for this purpose in the relevant Agreement, or shall be delivered in person with an acknowledgement. signed by the representative of the receiving Party. Each Party may change the contact details for notices specified in any Agreement with prior written notice and such change shall become effect one week after its receipt by the other Party.

9.1	Costs

Unless otherwise explicitly agreed in the relevant Agreement, each Party will bear its own cost for the preparation, negotiation and performance of the relevant Agreement and these GTCs.

9.2	Confidentiality

The specific conditions of each Agreement, includingin particular any information on prices, shall be deemed confidential in nature and the Business Partner shall not divulge any such conditions to any third parties except as me be required by law. If the Parties have entered into a specific non-disclosure agreement, the terms and conditions of such agreement shall prevall this clause.

9.3	Language and Interpretation

As regards terms for which anywhere in the relevant Agreement or these GTCs a German term has been inserted in brackets and/or italics, such German term alone (and not the English term to which it relates) shall be binding for the Interpretation of the respective provision.

9.4	Entire Agreement

The relevant Agreemen,t together with its Annexes and these GTCs, will be the entire agreement and understanding between the Parties in relation to the subject matter of the relevant Agreement and will supersede any prior agreement whether written or oral, except as otherwise expressly agreed in clause 9.2 or elsewhere in the relevant Agreement or these GTCs.

9.5	Severability

Should individual provisions of any Agreement or these GTCs be or become legally ineffective or unenforceable in whole or in part, the validity of the remaining provisions shall not be affected thereby. The same applies if this Agreement contains a gap. The Parties shall use their reasonable best efforts to agree that the Ineffective or unenforceable provisionsshall be replaced, and such gap be filled, by an appropriate provision which, to the extent legally possible, comes as close as possible to what parties concluding this Agreement would have intended had they been aware of such issue at the conclusion of this Agreement.

9.6	Assignment of Rights

The Business Partner may not assign its rights and claims under the Agreement to any third party unless SevenCs has given its prior approval in writing.

9.7	Place of Performance

Place of performance for all services and obligations under each Agreement shall be the place of business of SevenCs, unless otherwise provided for in the relevant Agreement

9.8	Legal Venue

For any and all disputes arising out of or in connection with the Agreement and these GTCs, the courts at SevenCs’ place of business shall have jurisdiction. SevenCs, however, shall be entitled to institute legal proceedings against the Business Partner at its residence.

9.9	Applicable Law

The laws of the Federal Republic of Germany shall apply to each Agreement and these GTCs, without regard to the conflict of law rules of the Federal Republic of Germany. The United Nations Convention on the International Sale of Goods (C/SG) shall be excluded.

Version: September 2009

Annex B -Third Party Rights

1. Third Party Software used or embedded in SevenCs’Products

SevenCs Product	Third Party Software	Version
•used or embedded -
FME S-57 Writer	FME Professional	1.x

2. LicenseInformation

Third Party Software	Link to license lnfonnation of manufacturer
FME Professional	http://www.safe.com

3. Important Note

The SevenCs Software may also Invoke software or software components embedded In operating systems such as Windows 2000 / XP / Vista, LINUX or others. The use of such software wlll be subject to the relevant manufacture'rs End User License Agreement provided with the operating system.

Annex C - SevenCs End User License Agreement

(SevenCs EULA)

ECDIS Kernel

The provisions of this EULA (the Agreement) apply to the use of above-mentioned software product manufactured by SevenCs (the Software) and (i) distributed by an authorised reseller (Resellet) to its customer (the Customer,; or (ii) provided to the Customer by the Reseller or directly by SevenCs in the form of updates, upgrades or in whatever form as part of support services of SevenCs provided either by Reseller or directly by SevenCs.

10.	END USER LICENSE

10.1	SevenCs directly, or through Reseller, grants to Customer the non-exclusive, perpetual right to use the Software supplied by the Reseller or directly by SevenCs In the object code form on a single computer. The Software is in use on a computer within the meaning of the previous sentence when It is loaded into the temporary memory (I.e. RAM) or installed into the permanent memory (e.g. hard disk, CD ROM, or other storage devices) of that computer.

10.2	Customer may only use the Software for its own purposes and its own operation. The Customer may not sub-license, rent, lease or lend the Software to a third party, or make it available to third parties in way allowing the third party to use the software for its own or the purposes of a another person.

10.3	Customer is not entitled to modify, reverse engineer, de-compile, disassemble, or derive source code form the Software except to the extent permitted by law.

10.4	The Customer may not transfer its right to use the Software to any third party.

11.	DONGLE PROTECTION

Customer acknowledges and agrees that the Software can only be used with and requires the use of, hardware of software components (Dongle), which ensure that the Software can only be used after registration at SevenCs and with the hardware or system in which it has been initially installed.

12.	INTELLECTUAL PROPERTY RIGHTS OF SEVENCS

12.1	SevenCs retains all proprietary and intellectual property rights, especially title and copyrights, to the Software and the accompanying materials (e.g. documentations, instructions and manuals) provided to the Customer.

12.2	The Software and accompanying materials are protected by copyrights. The Customer shall neither remove any existing identity, copyright or other Identification marks, nor shall the Customer disable any display thereof.

12.3	The Customer shall not be entitled to alter, to extend, to modify or to adapt the Software and accompanying materials in any form whatsoeve.r Furthermore, the Customer shall neither be entitled to print out the program code or data - unless data printouts are designated by the Agreement - or to decompile program or data code into any other code, nor shall the Customer be entitled to reverse-engineer the Software.

12.4	The Customer shall neither be entitled to sell, to grant license or sublicense to or to hire or lend out the Software and accompanying materials, nor shall the Customer be entitled to affect SevenCs’ rights concerning the Software and the accompanying materials in any other way or by any other means without SevenCs’ prior written approval.

12.5	The Customer shall be entitled to copy the provided Software only, if such copy is necessary for the use of the Software. A copy which shall be deemed to be necessary for the use of the Software shall be the installation to the deployed mass storage and its download to RAM. Furthermore, the Customer may make one backup copy for the purpose of archival storage.

12.6	In the event that the Customer changes the hardware, the software shall be deleted irrevocably from the old hardware. The Customer shall not be entitled to download, to store or to use the Software simultaneously on more than one hardware system, especially, but not llmited to, deploying it into a network area or a multicomputer workstation environment.

12.7	Upon termination of the Agreement, the Customer shall cease to use the Software and its accompanying materials and shall return, free of charge, the Software, the provided data carriers and accompanying materials. Furthermore, the Customer shall delete irrevocably any and all copies of the Software (including the back-up copy referred to in clause 8.6 above) and the accompanying materials.

13.	THIRD PARTY SOFTWARE

Customer acknowledges and agrees that the Software may embed, invoke or otherwise use, or require the use of, the third party software, for which SevenCs does not hold or provide any licenses. The Software may also Invoke software or software components embedded in operating systems such as Windows 2000 I XP I Vista, LINUX or others. Customer acknowledges and agrees that the provisions of this Agreement do not apply to such third party software components. Instead, the use of such software components will be subject to the relevant manufacturer’s End User License Agreements provided with the relevant operating system.

14.	TERMINATION

SevenCs may only terminate this Agreement for good cause if the Customer is in material breach with the conditions of this Agreement and subject to the statutory provisions. Any termination rights of the Reseller shall remain unaffected.

15.	GENERAL LIMITATION OF LIABILITY

15 .1	SevenCs’ liability for all claims for damages or reimbursementof expenses asserted against SevenCs, irrespective of the legal grounds of such damage claims, shall be limited pursuant to the provisions of this clause.

15.2	In the event of slight negligence, SevenCs shall only be liable, if it fails to meet material contractual duties endangering the purpose of this Agreement. Any other liability for slight negligence shall be excluded.

15.3	In the event of liability pursuant to clause 7.2, In the event of gross negligence and in the event of strict liability, SevenCs shall only be liable for the typically foreseeable damage or toss, but exclusive of useless expenses incurred by the Customer.

15.4	None of the provisions in this clause 15 shall affect SevenCs’ liabillty (i) pursuant to the German Product Liability Act (Produkthaftungsgesetz), (ii) for injuries to a person’s life, body or health, (iii) for express quality guarantees (Beschaffenheitsgarantie) or (iv) for fraud.

15.5	Any limitation or exclusion of SevenCs’ liability shall also apply to the same extent with respect to SevenCs’ corporate bodies, legal representatives, executive and non executive staff and other vicarious agents (ErfOl/ungsgehlifen).

16.	MISCELLANEOUS

16.1	Severability

Should individual provisions of this Agreement be or become legally ineffective or unenforceable in whole or in part, the validity of the remaining provisions shall not be affected thereby. The same applies if this Agreement contains a gap. The Parties shall use their reasonable best efforts to agree that the ineffective or unenforceable provisions shall be replaced, and such gap be filled, by an appropriate provision which, to the extent legally possible, comes as close as possible to what parties concluding this Agreement would have intended had they been aware of such issue at the conclusion of this Agreement.

16.2	Assignment of Rights

Customer may not assign its rights and clalms under this Agreement to any third party unless SevenCs has given its prior approval in writing.

16.3	Place of Performance

Place of performance for all obligations under this Agreement shall be the place of business of SevenCs.

16.4	Legal Venue

For any and all disputes arlsing out of or In connection with this Agreement, the courts at SevenCs’ place of business shall have jurisdiction. SevenCs, however, shall be entitled to institute legal proceedings against the Customer at its residence.

16.5	Applicable Law

The laws of the Federal Republic of Germany shall apply to this Agreement, without regard to the conflict of law rules of the Federal Republic of Germany. The United Nations Convention on the International Sale of Goods (C/SG) shall be excluded.

Version: September 2009

Annex D - Reseller Conditions for ECDIS Kernel

1. EC2007 ECOi$ KERNEL

1.1 In-scope Products

EC2007 ECDIS Kemel

1.2 Conditions for the Reseller

- All prices are in Euros and exclude any dongle costs, shipping costs, and VAT.
- All prices are--u ject to charJ_ge without pr\or notice.

Development	List Price		Margin Dealer
De elopment License	5.000 License	30 %	1.500 /License

Runtime License Module	List Price		Margin Deale_r_
Main Module	free-of-charge		free-of-charge
S-57/S-63 Import Module	900 / License	15%	135 / License
VPF _Import Module	1.800/License	15%	270 / License
IENC Display Module	?Q Q/ License	15%	.A5, License
AML Display Module	850 / License	15 %	[illegible] ,50/ License
MIL-2525 Display Module	850 / License	15%	127,50/ License
DNC/TOD Display Module	850 / License	15%	127,50/ License
VMap Display odule	850 / License	15%	127,50 /License
ARCS Module	450 / License	15%	67,50 / License
3D Module	450 / License	15%	67,50 / License

Software Support Service	List Price		Margin Dealer
Basic	2.500 / year	10 %	250 / year
Limited	4.600 / year	10 %	480 / year
Standard	7.200 / year	10 %	720 / year
Premium	10.?Q0 / year	10 %	1.080/ year

Development License Volume Discounts

Standard volume discounts for multiple development licenses of the same software ordered together on the same purchase order at the same time are:

2Licenses	20% Rebate	EUR 4.000/License	EUR 8.000/ 2 licenses
3 Licenses	25%_B_ebate	EUR 3.750/ License	EUR 11.250/ 3 licenses

Runtime License Volume Discounts

Standard volume discounts for multiple run-time licenses of the same software ordered together on the same purchase order at the same time are:

≥ 25 Licenses	15% off of list _ice for run-time li enses
≥ 75 Licenses	30% off of list price for run-time licenses
150 Licenses	45% off of list pri_ce for run-time licens es

Software Support Volume Discounts

Support for each subsequent operating system is charged with 50% of the first operating system orice